As filed with the Securities and Exchange Commission on December 1, 2004
                                            1933 Act Registration No. 333-119583



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        [ ] Pre-Effective Amendment No.__
                       [X] Post-Effective Amendment No. 1

                              ASA (BERMUDA) LIMITED

                 (Exact Name of Company as Specified in Charter)


                                    4th Floor
                                11 Summer Street
                                Buffalo, NY 14209

                    (Address of Principal Executive Offices)


         COMPANY'S TELEPHONE NUMBER, INCLUDING AREA CODE: (716) 883-2428


                     (Name and Address of Agent for Service)

                               JPMorgan Chase Bank
                            3 Chase MetroTech Center
                               Brooklyn, NY 11245

                                    Copy to:

                                R. Darrell Mounts
                           Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                              Washington, DC 20036



     This Post-Effective Amendment is automatically effective pursuant to Rule 462(d) under the Securities Act of 1933.

                                     PART C

                                OTHER INFORMATION


Item 15. Indemnification
------------------------

        Reference is hereby made to Sections 103 to 107 and Section 151 of the Registrant's Bye-Laws, incorporated by reference to the Registrant's Registration Statement on Form N-2, SEC File No. 811-21650, as filed with the Securities and Exchange Commission on October 5, 2004.

        The Registrant's directors and officers are insured under an errors and omissions liability insurance policy. The Registrant is insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940.

Item 16. Exhibits
-----------------

(1)     Memorandum of Association (1)

(2)     Bye-Laws (1)

(3)     Voting trust agreement--Not applicable

(4)     Form of Agreement and Plan of Reorganization (2)

(5)     Instruments  Defining the Rights of the Securities Holders--See Exhibit
        2

(6)     Investment Advisory Contracts--Not applicable

(7)     Underwriting or Distribution Contracts--Not applicable

(8) (a) Form of Pension Arrangements--Filed herewith

(8) (b) Form of Pension Agreement Assignment Letter Agreement--Filed herewith

(9) (a) Custodian Contract between the Registrant and JPMorgan Chase Bank(3)

    (b) Subcustodian Contract (1)

    (c) Agreement from Custodian Required by SEC Exemptive Order(3)

    (d) Custodian's Consent to Service of Process(3)

(10)    Plan pursuant to 12b-1 or 18f-3--Not applicable

(11) Opinion and consent of Counsel regarding the legality of securities being registered(2)

(12)(a) Opinion and consent of KPMG Services (Proprietary) Limited, South Africa, regarding certain tax matters (2)

    (b) Opinion and consent of Kirkpatrick & Lockhart LLP, regarding certain tax matters--Filed herewith

(13)(a) Form  of  Shareholder  Services  Contract  with  LGN   Associates--Filed
        herewith

    (b) Form of Accounting Services Agreement with Kaufman, Rossin & Co., P.A.--Filed herewith

    (c) Transfer Agency Contract(3)

    (d) Transfer Agent Letter Agreement- Filed herewith

    (e) Form  of  Administrative   Services  Agreement  with  Appleby  Corporate
        Services (Bermuda) Ltd.--Filed herewith

(14)(a) Consent of Ernst & Young LLP, New York, New York--Not applicable

    (b) Consent of Ernst & Young, Johannesburg, South Africa--Not applicable

(15)    Financial statements omitted from prospectus--Not applicable

(16)    Power of Attorney(2)

(17)    Additional Exhibits

        (a)   Form of Proxy(2)

------------------------------
(1) Incorporated by reference to the Registrant's Registration Statement on Form N-2, SEC File No. 811-21650, as filed with the Securities and Exchange Commission on October 5, 2004

(2) Incorporated by reference to the Registrant's Registration Statement on Form N-14, SEC File Nos. 333-119583 and 811-21650, as filed with the Securities and Exchange Commission on October 7, 2004

(3)     Incorporated   by  reference  to  the  Amendment  to  the   Registrant's
        Registration Statement on Form N-2, File No. 811-21650, as  filed   with
        the Securities and Exchange Commission on November 18, 2004

Undertakings
------------

        (1) The undersigned Registrant agrees that prior to any public re-offering of the securities registered through the use of the prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the re-offering prospectus will contain the information called for by the applicable registration form for re-offering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ASA (Bermuda) Limited, has duly caused this Amendment to the Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Buffalo and State of New York, on the 1st day of December, 2004.

                                   ASA (BERMUDA) LIMITED

                                   By: /s/ Robert J. A. Irwin
                                       ------------------------------
                                           Robert J. A. Irwin
                                           Chairman, President, Chief Executive
                                           Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registrant's Registration Statement on Form N-14 has been signed below by the following persons in the capacities and on the dates indicated:


Signature                          Title                            Date
---------                          -----                            ----

/s/ Robert J.A. Irwin
---------------------                                          December 1, 2004
Robert J.A. Irwin          Chairman of the Board,              ----------------
                         Director, President, Chief
                            Executive Officer and
                                  Treasurer

Chester A. Crocker*        Assistant Secretary and
                                  Director

Ronald L. McCarthy*        Assistant Treasurer and
                                  Director

Henry R. Breck*                   Director

Harry M. Conger*                  Director

Joseph C. Farrell*                Director

James G. Inglis*                  Director

Malcolm W. MacNaught*             Director

Robert A. Pilkington*             Director

A. Michael Rosholt*               Director

*By: /s/ Robert J.A. Irwin
     ----------------------
      Robert J.A. Irwin
      Attorney-In-Fact

Date: December 1, 2004
      ----------------

                                  EXHIBIT INDEX


(8) (a)  Form of Pension Arrangements

(8) (b)  Form of Pension Agreement Assignment Letter Agreement

(12)(b) Opinion and consent of Kirkpatrick & Lockhart LLP, regarding certain tax matters

(13)(a) Form of Shareholder Services Contract with LGN Associates

    (b) Form of Accounting  Services Agreement with Kaufman,  Rossin & Co., P.A.

    (d) Transfer Agent Letter Agreement

    (e) Form  of  Administrative   Services  Agreement  with  Appleby  Corporate
        Services (Bermuda) Ltd.